                                    Client:  Crown Castle International Corp.

                                  Contacts:  W. Benjamin Moreland, CFO
                                             Jay Brown, VP Finance
                                             Crown Castle International
                                             713-570-3000
FOR IMMEDIATE RELEASE
                                             Ken Dennard / kdennard@easterly.com
                                             Lisa Elliott / lisae@easterly.com
                                             Easterly Investor Relations
                                             713-529-6600

                         CROWN CASTLE UPDATES POTENTIAL
                        IMPACT OF ITV DIGITAL LIQUIDATION

Expedited Re-issuance of Digital Terrestrial Television Licenses Expected

HOUSTON - MAY 1, 2002 - Crown Castle International Corp. (NYSE: CCI) announced today further details regarding the potential impact on its UK subsidiary, Crown Castle UK Limited (CCUK), of liquidation plans of ITV Digital (ITV).

     As discussed in Crown Castle's 2001 Form 10-K and widely reported in the press, ITV filed for administration on March 27, 2002, the UK equivalent of Chapter 11 bankruptcy. After unsuccessful efforts by the administrator to sell the ITV business as a going concern, ITV has announced plans to liquidate its assets. ITV provided a digital terrestrial television (DTT) service on a subscription basis to approximately 1.2 million subscribers in the UK. Since 1999, CCUK has been responsible for the transmission of the ITV signal through the CCUK-owned DTT network. The DTT licenses previously owned by ITV are being re-issued by the UK Independent Television Commission on an expedited basis. CCUK is currently in discussions to offer transmission services over its network to prospective broadcasters interested in obtaining the DTT licenses.

     With the ITV liquidation and suspension of service, further on-going collections under the ITV transmission contract are not expected. Additionally, recovery of amounts due CCUK under the contract as a creditor in the administration process are also uncertain. CCUK had gross revenues of approximately $27.6 million annually under the transmission contact. If current efforts to re-market the CCUK network prove unsuccessful, CCUK expects EBITDA to be impacted negatively by approximately $16 million in 2002 and approximately $23 million annually assuming no significant mitigation of costs. ITV represented approximately 10 percent of the 2001 gross revenue of CCUK and approximately 3 percent of the 2001 gross revenue of Crown Castle. As a result, Crown Castle has lowered 2002 site rental and transmission revenues by $28 million to between $657 and $682 million, 2002 tower gross profit by $16 million to between $389 and $434 million and 2002 total EBITDA by $16 million to between $369 and $399 million. No further adjustments have been made to Crown Castle's 2002-2004 previously announced projections. The ITV liquidation will require CCUK to seek a waiver or amendment of certain covenants under its (pound)150 million revolving loan agreement.

     John P. Kelly, President and Chief Executive Officer, stated, "While we are obviously disappointed with this loss of revenue and EBITDA, we are encouraged by the discussions underway with prospective new licensees. We are also optimistic that agreements can be reached with new licensees in our effort to replace the revenue and EBITDA previously generated under the ITV contract. This will have no impact on our ability to successfully execute our obligations under our other broadcast contracts, most notably our agreements with the BBC."

     Additionally, Crown Castle confirmed that the ITV liquidation has no impact on its US credit lines and as of March 31, 2002, Crown Castle had approximately $940 million in cash and marketable securities and full access to the undrawn amounts on its US credit facilities of approximately $545 million, providing the Company with approximately $1.49 billion in liquidity.

CONFERENCE CALL DETAILS

     Crown Castle has scheduled a conference call for Thursday, May 2, 2002 at 9:00 a.m. eastern time to discuss this release. Please dial 303-262-2175 and ask for the Crown Castle call at least 10 minutes prior to the start time. A telephonic replay of the conference call will be available through May 9, 2002 and may be accessed by calling 303-590-3000 using passcode 469693. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.crowncastle.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Webcast, an audio archive will also be available on the company's website at www.crowncastle.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Karen Roan at Easterly Investor Relations at 1-713-529-6600 or email karen@easterly.com.

     Crown Castle's first quarter 2002 earnings call is currently scheduled for May 9, 2002.

[CROWN CASTLE LOGO]

     Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers and rooftops as well as analog and digital audio and television broadcast transmission systems. The Company offers near-universal broadcast coverage in the United Kingdom and significant wireless communications coverage to 68 of the top 100 United States markets, to more than 95 percent of the UK population and to more than 92 percent of the Australian population. The Company owns, operates and manages over 15,000 wireless communication towers internationally. For more information on Crown Castle International Corp. visit: www.crowncastle.com.

This press release contains forward-looking statements and information that are based on management's current beliefs and assumptions derived from information currently available to management. Such forward-looking statements include, but are not limited to, expectations, projections and estimates regarding (i) the impact of the ITV liquidation on CCUK and Crown Castle, including the impact on
(a) gross revenue and EBITDA, (b) the CCUK loan agreement and (c) other contracts and operations, (ii) the timing and outcome of the re-issuance of the DTT licenses, (iii) collection of amounts due under the ITV contract, (iv) CCUK's ability to obtain loan agreement waivers or amendments, and (v) replacement of ITV transmission revenue and EBITDA, including revenue and EBITDA relating to DTT transmission agreements with new DTT licensees. Although Crown Castle believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Specifically, without limitation, there are no assurances that (i) DTT licenses will be successfully re-issued, (ii) CCUK will enter into transmission agreements with any new licensees, or (iii) any transmission agreements with new licensees will be on economic terms similar to or better than the ITV transmission contract. Such statements are subject to certain risks, uncertainties and assumptions. Should any of such risks materialize, or should any underlying assumption prove incorrect, actual results may vary materially from those expected. More information about potential factors that could affect Crown Castle's financial results is included in Crown Castle's filings with the Securities and Exchange Commission.